  Exhibit 99.1

Investor Update - December 14, 2018

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our consolidated operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices and our hedging program. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2017, as well as in other documents filed by the Company with the SEC after the date thereof. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, changes in laws and regulations, and risks inherent in the achievement of anticipated synergies and the timing thereof in connection with the acquisition of Virgin America. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED
Operating and Financial Statistics

	November 2018	November 2017	% Change
Revenue passengers (in thousands)	3,676	3,627	1.4%
Traffic (RPMs in millions)	4,440	4,394	1.0%
Capacity (ASMs in millions)	5,281	5,216	1.2%
Load factor	84.1%	84.2%	(0.1) pts
Economic fuel cost per gallon	$2.43	$2.01	20.9%

Forecast Information

	Forecast Full Year 2018	Full Year 2017 As Adjusted (a)	% Change	Prior Guidance November 27, 2018
Capacity (ASMs in millions)	65,310 - 65,360	62,072	~ 5.3%	65,310 - 65,360
Cost per ASM excluding fuel and special items (cents)(a)	8.50¢ - 8.52¢	8.25¢	~ 3.2%	8.50¢ - 8.52¢
Fuel gallons (000,000)	839	797	~ 5.3%	839

	Forecast Q4 2018	Q4 2017 As Adjusted (a)	% Change	Prior Guidance November 27, 2018
Capacity (ASMs in millions)	16,055 - 16,105	15,901	~ 1.1%	16,055 - 16,105
Revenue per ASM (cents)(a)(c)	12.70¢ - 12.80¢	12.21¢	~ 4.0% - 5.0%	12.60¢ - 12.80¢
Cost per ASM excluding fuel and special items (cents)(a)	8.97¢ - 9.01¢	8.68¢	~ 3.6%	8.97¢ - 9.01¢
Fuel gallons (000,000)	208	205	~ 1.4%	208
Economic fuel cost per gallon(b)	$2.36	$2.00	~ 18.0%	$2.33

(a)
RASM and CASMex in the preceding forecast information reflect the impacts of the updated accounting standards, effective for the Company January 1, 2018. Information not impacted by the updated accounting standards (Fuel Gallons and Economic fuel cost per gallon) has not been restated. Additionally, certain reclassifications have been made to prior year financial statements to conform to classifications used in the current year.

(b)
Our economic fuel cost per gallon estimate for the fourth quarter includes the following per-gallon assumptions:  crude oil cost – $1.46 ($61 per barrel); refining margin – 69 cents; benefit of settled hedges – 1 cent; with the remaining difference due to taxes and other into-plane costs.

(c)	We raised the low end of our guidance range primarily due to continued strength in close-in pricing.

Special Charges

In early December, we restructured the maintenance services program on the majority of our Airbus engines. We entered into a new services agreement that provides more flexibility for the timing and scope of engine work and will result in more favorable economics over the life of the contract. Concurrently, we terminated an existing maintenance services agreement, resulting in a one-time settlement fee of $20 million, which will be recorded in the fourth quarter.

We also expect to record an impairment charge of $17 million on our Q400 fleet in the fourth quarter. This is in addition to an $8 million impairment charge taken in the third quarter, for a total charge of $25 million in 2018.

These special items will be excluded from CASMex and adjusted earnings for the quarter and full year ended December 31, 2018.

Nonoperating Expense

We expect that our consolidated nonoperating expense will be approximately $11 million in the fourth quarter of 2018.

Cash and Share Count

(in millions)	November 30, 2018	September 30, 2018
Cash and marketable securities	$1,375	$1,397
Common shares outstanding	123.259	123.361

Share Repurchase
Through November 30, 2018, Air Group had repurchased a total of 723,575 shares of its common stock for approximately $47 million.